Davis Hamilton Jackson & Associates, L.P.

                                 Code of Ethics

                              Updated January 2005

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I.    General Principles

A. Responsibility. It is the responsibility of Davis Hamilton Jackson & Associates, L.P.'s ("DHJA") management to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Accordingly, this Code of Ethics (the "Code") provides details of regulatory and business ethical standards to which all investment adviser representatives ("IARs") must adhere. IARs include any partners, officers, directors and individuals employed by or associated with the Firm who manage client accounts, make recommendations, solicit investment advisory business or supervise individuals who perform the above functions.

B. Duty to Clients. The Firm has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Firm must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

C. Prohibited Acts. IARs must comply with applicable federal securities laws. IARs are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client accounts, from:

      1.    Employing any device, scheme or artifice to defraud;

      2.    Making any untrue statement of a material fact;

      3. Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

      4. Engaging in any fraudulent or deceitful act, practice or course of business; or

      5.    Engaging in any manipulative practices.

D. Conflicts of Interest. The Firm has a duty to disclose potential and actual conflicts of interest to their clients. All IARs have a duty to report potential and actual conflicts of interest to the Firm.

      Gifts and gratuities (other than de minimis gifts) should not be accepted from


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      persons or entities doing business with the Firm. Gifts and gratuities that would be considered not permissible are those that may give the appearance of impropriety or a quid pro.

      Examples of non-permissible gifts or gratuities include those received from brokers to whom DHJA sends brokerage, including, but not limited to:

      o Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

      o Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed(1); or

      o Tickets to major sporting events, where the face value of the tickets exceeds the de minimis value (e.g., Super Bowl tickets, US Open final round tickets, etc.).

      If an employee is not certain if a gift qualifies as a de minimis gift, the Chief Compliance Officer should be consulted.

      Political and other Sensitive Payments. IARs must not participate individually or on behalf of the firm, a subsidiary, or any client, directly or indirectly, in any of the following transactions:

            o Use of the Firm's funds for political purposes or for payments to government officials or employees (other than disbursement in the ordinary course of business for such legal purposes such as payment of taxes).

            o Making political or charitable donations for the purpose of obtaining or retaining advisory contracts with government entities.

            o Consider the Firm's current or anticipated business relationships as a factor in soliciting political or charitable donations.

            o Payment or receipt of bribes, kickbacks, or payment or receipt of any other amount with an understanding that part or all of such amount will be refunded or delivered to a third party in violation of any law applicable to the transaction. If an IAR is solicited to make or receive an illegal payment in connection with the Firm's business, he or she should contact the Chief Compliance Officer.

E. Use of Disclaimers. The Firm shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

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(1)   Exception: Certain expenses associated with AMG conferences may be covered by AMG.


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F.    Suitability. The Firm shall only recommend those investments that are suitable for a client, based upon the client's investment policy and guidelines as understood by the Firm.

G. Duty to Supervise. The Firm is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

      1. Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

      2. Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

      3. Ensuring that all advisory personnel fully understand the Firm's policies and procedures; and

      4. Establishing a review system designed to provide reasonable assurance that the Firm's policies and procedures are effective and are being followed.

II.   Personal Securities Transactions

Advisers Act Rule 204-2

A. Purpose. The following procedures are designed to ensure that conflicts with client interests are avoided and that the Firm's employees conduct their personal trading activities in a manner consistent with the Firm's fiduciary obligations and regulatory requirements.

B. Responsibility. The Chief Compliance Officer shall maintain current and accurate records of certain personal securities transactions of all Firm employees, as more fully described below. Currently, all employees are deemed to be Access Persons subject to this Code.

C.    Reporting

      1. Holdings Report. Each employee must submit to the Chief Compliance Officer a report of all holdings in Reportable Securities, as defined below, within 10 days of his/her employment and thereafter on an annual basis, no later than January 31 of each calendar year. The Holding Report to be used and submitted can be found attached to this Code.


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      2.    Quarterly Transaction Report. Each employee must submit a report of his or her personal securities transactions during the calendar quarter to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter. The Quarterly Transaction Report to be used and submitted can be found attached to this Code.

            The following reporting requirements should be noted:

            (a) Transactions effected in any account over which neither the Firm nor its employees have any direct or indirect influence or control, are not required to be reported. An employee is deemed to have direct or indirect influence or control over the employee's spouse, minor children, parents and adults living in the same household and trusts over which the employee has discretionary authority;

            (b) Transactions effected pursuant to an automatic investment plan need not be reported also; and

            (c) Holdings and transactions in Reportable Securities only are required to be reported. Reportable Securities are defined as securities other than:

                        o the direct obligations of the Government of the United States;

                        o bankers' acceptances, bank certificates of deposit, commercial paper, money market instruments, and high quality short-term debt instruments, including repurchase agreements;

                        o     shares of money market funds;

                        o shares issued by registered open-end investment companies (mutual funds), except those that are advised or sub-advised by DHJA or any of DHJA's Affiliates are considered Reportable Securities; and

                        o     shares issued by unit investment trusts.

                  It should also be noted that options and closed end funds are required to be reported, while open-end mutual funds (other than those advised or sub-advised by DHJA or any of DHJA's


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                  Affiliates ("Affiliated Funds")) and futures transactions need not be reported.

D.    Other Requirements/Restrictions

      1. Pre-clearance of trades and review. Employees must submit a Pre-clearance Form to the Chief Compliance Officer for pre-clearance of all Covered Securities (as defined below), before a trade is executed by the employee and his or her family (including spouse, minor children, parents and adults living in the same household and trusts over which the employee has discretionary authority). Covered Securities include all Reportable Securities other than Affiliated Funds. Therefore, all transactions in mutual funds, including Affiliated Funds, are not required to be pre-cleared.

            A Pre-clearance Form, which is attached to the Code, should be used and submitted to the Chief Compliance Officer or his designee. The Chief Compliance Officer, in turn, will submit the pre-clearance form for his or her own personal trades to a designated portfolio manager for pre-approval.

            The Chief Compliance Officer or his designee must pre-approve all personal securities transactions requests in writing. In addition, the Chief Compliance Officer or his designee shall conduct a periodic review of all employees' personal securities transactions.

            De Minimis Exception

            Trades of 100 shares or less of any security are exempted from the pre- clearance provision. Such de minimis trades, however, remain subject to the reporting requirements set forth within the Code.

      2. Length of Time of Approval. Approvals to trade in a security are valid for twenty-four hours, after which a new approval must be obtained if the initial trade was not executed. The exception to this rule is a limit order which is valid for thirty days, after which a new approval must be obtained.

      3. Duplicate Brokerage Confirmation and Statements. A duplicate confirmation of trades in the Covered Securities should be sent (commonly by the brokerage firm or by the employee) to the Chief Compliance Officer within ten business days of the trade date. In addition, duplicate quarterly and annual brokerage account statements can be submitted in lieu of the Quarterly Transaction Reports and Holdings Reports, provided that all of the required information is contained in the statements.


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      4.    Trading Accounts. Each employee must provide the Chief Compliance
            Officer with a list of his or her and any member of his or her household's brokerage accounts, initially at the start of the employment, and an updated list when any brokerage account was opened during the quarter. The list should include the name of the broker-dealer, the date the account was established and the date of the report. The report form to be used and submitted is called the Trading Account List Form, which is attached to the Code.

      5. Special Issues. Trading in a new issue while it is in its initial public offering ("IPO") stage is specifically prohibited. The Firm's employees may begin trading a new issue as soon as the secondary market trading in that security has begun. Likewise, employee's personal trading in limited, private offerings or private placement ("limited offerings") must be submitted for pre-approval by the Chief Compliance Officer.

      6. Blackout Periods. DHJA prohibits employees from executing a securities transaction on a day during which any client has a pending or executed "buy" or "sell" in the same security.

      7. Short-term Trading. Short-term trading by employees is strongly discouraged. Accordingly, any short-term trading profits on transactions in Reportable Securities realized on a shorter than 30-day duration shall be disgorged and donated to a charity.

      8. Firm Managed Employee Portfolios. The pre-clearance procedure is replaced in these portfolios by the portfolio manager's trade order. The securities of employee and employee family members are traded in accordance with DHJA's trading policy for proprietary and affiliated accounts.

      9. Reporting of Violations. If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm's policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.

      10. Acknowledgment. The Firm requires that all employees acknowledge in writing that they understand and agree to comply with the Firm's policy on personal securities transactions. In addition, receipt of any amendments to the Code will require an acknowledgement by employees.


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      11.   Education. The Firm will provide employees with periodic training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, any amendments and regulatory changes.

E.    General Sanction Guidelines

      o Non-Preclearance of Personal Trades. The Chief Compliance Officer shall generally issue a Letter of Warning to the employee at first offense. A repeat violator shall receive reprimands including administrative warnings, demotions, disgorgements of profits, monetary penalties, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

      o Late Filing of the Required Reports. The Chief Compliance Officer shall generally issue a Letter of Notification to the employee at first offense. A repeat violator shall receive reprimands including administrative warnings, demotions, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

      o It should be emphasized that all required filings and reports under this policy shall be monitored by the Chief Compliance Officer or his designee. The Chief Compliance Officer will receive and review report of violations periodically. Violators will be subject to reprimand, monetary fine, termination or reporting to regulators, depending on the degree of the offense.

F. Confidentiality. All reports and documents are strictly confidential and will not be discussed with any unauthorized associates of the firm. They will be made available, however, to the Securities and Exchange Commission or other regulatory body upon proof that they are empowered to review such documents. Other than those limited purposes, the reports will be kept in a locked drawer in the Compliance Department once they have been reviewed.

G.    Recordkeeping. DHJA will maintain in its records the following:

      o     A copy of the Code that is or was in effect

      o     Records of violations of the Code


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      o     Actions taken as a result of the violations

      o     Copies of employees' acknowledgment of receipt of the Code

      o All reports and forms required to be filed by employees under the Code

      o A record of all persons who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports

      o Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchase of a limited offering

The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years in an appropriate office.


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III.  Insider Trading

Advisers Act Section 204A

A. Supervisory Responsibility. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing the Firm's policies and procedures against insider trading embodied in this section of the Code. In addition, all employees are subject to Affiliated Managers Group, Inc.'s insider trading policy, which is provided to employees under separate cover.

B. Section 204A of the Adviser Act. Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as "insider trading."

C.    Definitions

      1. Insider. The term "insider" is broadly defined. It includes officers, directors and employees of the Firm. In addition, a person can be a "temporary insider" if that person enters into a special confidential relationship in the conduct of a Firm's affairs and, as a result, is given access to information solely for the Firm's purposes. A temporary insider can include, among others, the Firm's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm will be considered an insider.

      2. Insider Trading. The term "insider trading" is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (whether or not one is an "insider") or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

            (a) Trading by an insider while in possession of material non-public information;


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            (b)   Trading by a non-insider (also called a "temporary insider")
                  while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; and

            (c)   Communicating material non-public information to others.

      3. Material Information. The term "material information" is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Firm's securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

      4. Non-Public Information. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

D.    The Firm's Policy on Insider Trading

      All IARs are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. After an associate has received information, he or she should refrain from trading while in possession of that information unless he or she first determines that the information is either public, non-material, or both. The associate should also refrain from disclosing the information to others, such as family, relatives, business or social acquaintances that do not need to know such information for legitimate business reasons. If the associate has any questions at all as to whether the information is material and nonpublic, he or she must resolve the question before trading, recommending trading, or divulging the information.

      If any doubt at all remains, associates should consult the Chief Compliance Officer prior to trading or disclosure of the information.


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E.    Prevention of Insider Trading. To prevent insider trading from occurring, the Chief Compliance Officer shall:

            1. design an appropriate educational program and provide educational materials to familiarize employees with the Firm's policy;

            2.    answer questions and inquiries regarding the Firm's policy;

            3. review the Firm's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

            4. resolve issues as to whether information received by an employee constitutes material and non-public information;

            5. Upon determination that an employee has possession of material non-public information:

                        (a) implement measures to prevent dissemination of such information; and

                        (b) restrict officers, directors, employees and IARs from trading on any affected securities.

F. Detection of Insider Trading. In order to detect insider trading and inappropriate personal securities transactions, the Chief Compliance Officer shall, from time to time:

            1.    review the trading activity reports filed by employees;

            2.    review the trading activity of accounts managed by the Firm;

            3. coordinate the review of such reports when necessary, with other appropriate employees of the Firm.

G.    Sanctions

      Immediate Reports. Any violation of the Insider Trading Policy can be expected to result in serious sanctions by the Firm. Immediately upon learning of a potential insider trading violation, the Chief Compliance


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      Officer shall prepare a written report to the management of the Firm providing full details and recommendations for further action, including reprimands, demotions, monetary penalties, suspensions, dismissal or reporting to the regulatory authorities.

H. Acknowledgement. The Firm requires that all employees acknowledge in writing that they have reviewed and agree to comply with the Firm's policy and procedures on Insider Trading.


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                           AMG Affiliated Mutual Funds
                              Updated January 2005

     Name of Affiliate            Name of Affiliated Fund
     -----------------            -----------------------

Mutual Funds (sponsored)
--------------------------------------------------------------------------------
     Friess                       Brandywine Advisors Fund
                                  Brandywine Blue Fund
                                  Brandywine Fund

     Managers                     Managers Balanced
                                  Managers Bond
                                  Managers Capital Appreciation
                                  Managers Convertible Securities
                                  Managers Emerging Markets Equity
                                  Managers Fixed Income
                                  Managers Global Bond
                                  Managers High Yield
                                  Managers Intermediate Duration Government
                                  Managers International Equity
                                  Managers Large-Cap
                                  Managers 20
                                  Managers Mid-Cap
                                  Managers Money Market
                                  Managers Science & Technology
                                  Managers Short Duration Government
                                  Managers Small Company
                                  Managers Special Equity
                                  Managers Total Return Bond
                                  Managers Value
                                  Managers Fremont Global Fund
                                  Managers International Growth Fund
                                  Managers Structured Core Fund
                                  Managers Small Cap Fund
                                  Managers Fremont Micro-Cap Fund
                                  Managers Fremont Institutional Micro-Cap Fund Managers Real Estate Securities Fund
                                  Managers Fremont Bond Fund
                                  Managers California Intermediate Tax-Free Fund Managers Fremont Money Market Fund

                                  Managers AMG Essex Small/Micro Cap Growth Fund Managers AMG Essex Aggressive Growth Fund Managers AMG Essex Large Cap Growth Fund Managers AMG First Quadrant Tax-Managed Equity
                                    Fund
                                  Managers AMG Rorer Mid Cap Fund
                                  Managers AMG Rorer Large Cap Fund
                                  Managers AMG Systematic Value Fund

     Skyline                      Special Equities Portfolio

     Third Avenue                 Ofivalmo (Ofi Select - Third Avenue US Equity)
                                  Third Avenue International Value Fund
                                  Third Avenue Real Estate Value Fund
                                  Third Avenue Small-Cap Value Fund
                                  Third Avenue Value Fund
                                  Third Avenue Variable Series Trust

     "Tweedy, Browne"             "Tweedy, Browne American Value Fund"
                                  "Tweedy, Browne Global Fund"


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                           AMG Affiliated Mutual Funds
                              Updated January 2005

     Name of Affiliate            Name of Affiliated Fund
     -----------------            -----------------------

Mutual Funds (sponsored)
--------------------------------------------------------------------------------

     Davis Hamilton               Memorial Fund Growth Equity

     Essex Managers AMG Essex Aggressive Growth Fund Managers AMG Essex Large Cap Growth Fund Managers AMG Small Cap Growth Fund Managers Capital Appreciation Fund Managers Special Equity Fund

     First Quadrant               Managers AMG First Quadrant Tax-Managed Equity
                                    Fund
                                  Fremont Global Fund
                                  Fremont Structured Core Fund
                                  WT Investment Trust I - Large Cap Multi
                                    Manager Series

     Friess                       Masters Select Equity
                                  Masters Select Smaller Companies

     Genesis                      Frank Russell Emerging Markets Fund
                                  AB Funds Trust

     Renaissance                  Atlas Strategic Growth Fund

     Rorer                        Manulife MIT Core Value Trust
                                  Managers AMG Rorer Mid Cap Fund
                                  Managers AMG Rorer Large Cap Fund

     Skyline                      Managers Special Equities Fund

     Systematic                   Small Cap Multi-Managers Series/Wilmington
                                    Investment Trust
                                  Managers AMG Systematic Value Fund
                                  Wells Fargo Large Cap Value Fund

     Third Avenue                 Aegon WRL Transamerica Series Third Ave Value
                                  Focused Multi-Cap Value
                                  Metlife Third Avenue Small-Cap Value
                                  Seasons Series Trust Focus Value
                                  Touchstone Legends Third Avenue Value Fund

     TimesSquare                  Managers Small Cap Fund
                                  Frank Russell Equity II Fund
                                  Frank Russell Special Growth Fund
                                  Frank Russell Aggressive Equity Fund
                                  AB Small Cap Fund
                                  "Small Cap Growth/TimesSquare Fund, a series
                                    of CIGNA Funds Group"


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                                  Certification

Please acknowledge in the space below that you have read and that you understand DHJA's Code of Ethics and Insider Trading Policy and Procedures, and that you agree to comply with the requirements in all respects.


_____________________________________
Print Name


_____________________________________
Signature


_____________________________________
Date


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